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[PALMER & DODGE LLP LETTERHEAD]


                                February 21, 2002


Helix Technology Corporation
Mansfield Corporate Center
Mansfield, Massachusetts 02048

Ladies and Gentlemen:

     We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Helix Technology Corporation, a Delaware corporation (the "Company"), with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to up to 3,450,000 shares of the Company's Common Stock, $1.00 par value (the "Shares"), being sold by the Company, including 450,000 Shares issuable upon exercise of the overallotment option granted by the Company. We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

     We have acted as your counsel in connection with the preparation of the Registration Statement. We are familiar with the proceedings of the Board of Directors in connection with the authorization, issuance and sale of the Shares (the "Resolutions"). We have examined such other documents as we consider necessary to render this opinion.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against payment therefor at the price to be determined pursuant to the Resolutions, will be validly issued, fully paid and non-assessable.

     The foregoing opinion is limited to Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal laws of the United States.

     We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus filed as part thereof.

                               Very truly yours,

                               /s/ Palmer & Dodge LLP

                               PALMER & DODGE LLP